Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 12, 2007 (except for notes 15 and 17, as to which date is June 18, 2008) and August 17, 2006, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-149140) and related Prospectus of The Reader’s Digest Association, Inc. for the registration of $600,000,000 of its 9% Senior Subordinated Notes due 2017.

/s/ Ernst & Young LLP

June 18, 2008

New York, New York